Exhibit 99.2

                Navigant Consulting, Inc. Conference Call Today
                 to Discuss Revised 2005 Guidance Issued Today


    CHICAGO--(BUSINESS WIRE)--June 8, 2005--Navigant Consulting, Inc. (NYSE:NCI), a specialized consulting firm providing dispute, financial, regulatory and operational advisory services, primarily to companies in regulated industries, government agencies and legal counsel, today will hold a conference call today at 12:00 p.m., ET to discuss the revised 2005 guidance issued at 7:45 a.m., ET today.
    The dial in number for the call is 888-790-1718, leader William Goodyear, passcode NCI. International callers may dial 210-234-0016. A replay of this call will be available until June 15, 11:59 p.m., ET, dial in number 888-433-2214, and international number 203-369-3152.
    This call is being Webcast by Thomson/CCBN and can be accessed at the Navigant Consulting website at www.navigantconsulting.com. Click on the Investor Relations button and then select "Conference Calls."

    About Navigant Consulting

    Navigant Consulting, Inc. (NYSE: NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change including healthcare, energy and financial and insurance services, and on the issues driving these transformations. "Navigant" is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI's use of "Navigant" is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.
    Except as set forth below, statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," "expects" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: dependence on key personnel, acquisitions consummated and acquisitions under consideration, recruiting, attrition and the ability to successfully integrate new consultants into the Company's practices, significant client assignments, conflicts of interest, the ability to meet the challenges of rapid growth and intense competition, professional liability, any significant decline in the market value of the Company's securities that would affect its ability to attract, retain and motivate its consultants, possible legislative and regulatory changes, including without limitation federal class action, asbestos and medical malpractice reform legislation, and general economic conditions.


    CONTACT: Navigant Consulting, Inc.
             Ben W. Perks, 312-573-5630
              or
             Andrew J. Bosman, 312-573-5631